Waste Control Specialists LLC Announces Teaming Agreement

DALLAS, TEXAS … September 6, 2007. Valhi, Inc’s wholly owned subsidiary, Waste Control Specialists LLC (“WCS”) this week announced a teaming agreement with Studsvik, Inc. for the treatment and storage of Class B & C Low-Level Radioactive Waste.  Rodney Baltzer, WCS President, said “With the closure of Barnwell on July 1, 2008 fast approaching, we believe that the treatment by Studsvik and the consolidated storage at WCS’ facility of Class B & C Low-Level Radioactive Waste is a cost-effective and technically superior alternative to having multiple storage sites around the country.  Studsvik is known for their process of removing organics and creating a more stable waste form.  The WCS facility in Texas is well located to service power plants across the US and offers the perfect site for the storage of this type of waste.”

Lewis Johnson, President of Studsvik, Inc., said “This is an important option for the nuclear community.  It makes more sense to have one centrally located facility to store a stable waste form than to have each power plant use its own space and resources to store much larger volumes of unprocessed waste.”  Johnson added, “Both companies are problem solvers and we are very excited to be offering this much needed turnkey option to the nuclear community.”

WCS was formed in 1995 and construction was completed in 1997 on the initial phase of the Company’s facility in West Texas. While the facility was initially permitted for the processing, storage and disposal of certain hazardous and toxic wastes, the design of the facility was developed to allow for the expansion into other waste types. Subsequently, the permitting authorizations for the facility have been expanded to include the processing, and storage of low-level and mixed low-level radioactive wastes and the disposal of certain types of exempt low-level radioactive wastes. The Company also has applications in process that would further expand the facility’s permits to allow for the disposal of byproduct waste material and disposal of Texas Compact and Federal low-level radioactive waste. Upon successful completion of the required hearing and application processes, WCS currently anticipates these additional permits would be issued by early 2009. Steven L. Watson, President and Chief Executive Officer of Valhi, said "We are pleased that this business initiative that started in 1995 has continued to develop and expand its waste handling capabilities consistent with its long term strategy to provide “one-stop shopping” for hazardous, low-level and mixed low-level radioactive wastes. We believe these achievements will provide a competitive advantage and the ability to offer unique processing and disposal solutions and alternatives to numerous environmental sites throughout the USA."

Facts about Studsvik
Studsvik, Inc. is part of the Studsvik group. Studsvik is a leading service supplier to the international nuclear industry. The company has a half century's experience in nuclear technology and radiological services. Studsvik addresses a market in strong growth with specialized services in four Strategic Business Areas: Waste Treatment, Decommissioning, Service and Maintenance and Operating Efficiency. Studsvik has 1,300 employees in 7 countries and the company's shares are listed on the Nordic Stock Exchange, MidCap.

Facts about Waste Control Specialists LLC
The WCS facility in Andrews County, Texas is licensed for the processing, storage and disposal of a broad range of hazardous, toxic and certain types of low-level and mixed low-level radioactive waste.  WCS is a subsidiary of Valhi, Inc. (NYSE: VHI).

Statements in this release that are not historical in nature are forward-looking in nature that represent the Company’s beliefs and assumptions based on currently available information.  In some cases, these forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected" or comparable terminology.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, the Company does not know if these expectations will be correct.  Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly impact expected results. Actual future results could differ materially from those predicted. Among the factors that could cause the Company’s actual future results to differ materially from those described herein are the risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission.

Valhi is engaged in the titanium dioxide pigments, component products (security products, furniture components and performance marine components) and waste management industries.